Exhibit 3.11

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:00 AM 12/19/2000 001634805 – 2278021

CERTIFICATE OF MERGER

OF

SPUR ACQUISITION CORP.

(a Delaware Corporation)

INTO

TACO CABANA, INC.

(a Delaware Corporation)

Pursuant to Section 251 of the General

Corporation Law of the State of Delaware

TACO CABANA, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The names and states of incorporation of each of the constituent corporations are as follows: TACO CABANA, INC, is a corporation duly organized and existing under the laws of the State of Delaware. SPUR ACQUISITION CORP. (“Merger Sub”) is a, corporation duly organized and existing under the laws of the State of Delaware. The Corporation shall be the surviving corporation in the merger.

2. Section 251 of the General Corporation Law of the State of Delaware permits the merger of two corporations organized and existing under the laws of the State of Delaware.

3. At a meeting of the Board of Directors of the Corporation held on October 4, 2000, the Board of Directors of the Corporation duly adopted resolutions approving the Agreement and Plan of Merger, dated as of October 6, 2000, among the Corporation, Merger Sub and Carrols Corporation, the parent corporation of Merger Sub (the “Agreement and Plan of Merger”), pursuant to which Merger Sub will be merged with and into the Corporation.

4. At a meeting of the stockholders of the Corporation held on December 18, 2000, the stockholders of the Corporation approved the Agreement and Plan of Merger in accordance with the requirements of the General Corporation Law of the State of Delaware.

5. By Unanimous Written Consent of the Board of Directors of Merger Sub, dated as of October 5, 2000, the Board of Directors of Merger Sub duly adopted resolutions approving the Agreement and Plan of Merger.

6. By Unanimous Written Consent of the sole stockholder of Merger Sub, dated as of October 5, 2000, the sole stockholder of Merger Sub duly approved the Agreement and Plan of Merger.

7. The Agreement and Plan of Merger was approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

8. The executed Agreement and Plan of Merger is on file at the Corporation’s executive offices at 8918 Tesoro Drive, San Antonio, Texas 78217. On request and without cost, the Corporation will furnish a copy of the Agreement and Plan of Merger to any stockholder of the Corporation or Merger Sub.

9. The name of the surviving corporation shall be Taco Cabana, Inc. The certificate of incorporation of the surviving corporation is hereby amended in its entirety as follows:

FIRST: The name of the corporation (the “Corporation”) is

Taco Cabana, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $.01 par value per share.

FIFTH: The duration of the Corporation is to be perpetual.

SIXTH: The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the by-laws of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from, and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-

Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her or their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any such reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article TENTH shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

ELEVENTH: Election of directors need not be by written ballot.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and CEO as of the 19th day of December, 2000.

TACO CABANA, INC.

By:
Name: Stephen V. Clark
Title: President and CEO